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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use and incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-114291 of Distribucion y Servicio D&S S.A. and subsidiaries on Form F-3 of our report dated January 30, 2004 except for
Note 25 as to which the date is March 4, 2004 (which report expresses an unqualified opinion and contains explanatory paragraphs referring to i) the differences between accounting principles generally accepted in Chile and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net income and the determination of shareholders' equity; and ii) the translation of the constant Chilean pesos amounts into U.S. dollar amounts), appearing in the Prospectus, which is a part of this Registration Statement and in the Annual Report on Form 20-F of Distribucion y Servicio D&S S.A. and subsidiaries for the year ended December 31, 2003.

      We also consent to the references to us under the headings "Selected Financial Data," "Summary Financial Information," and "Experts" in such Prospectus.


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Deloitte & Touche Sociedad de Auditores y Consultores, Ltda.

Santiago, Chile

July 27, 2004